Exhibit 19

Purchases and Sales of Securities and Prevention of Selective Disclosure Policy

Document number
Policy applicability	Spire Inc. and its subsidiaries
Document owner	Corporate Secretary
Reissue date	07/31/2025

1.
Policy Statement
1.1.
If you are aware of any material development at Spire Inc. or any of its affiliates or subsidiaries (“Company”) that is not a matter of general public knowledge, you should not make any purchases or sales of Company securities or engage in any other transaction to take personal advantage of that information and you should not disclose the existence or content of that information to others outside the Company, including family, social acquaintances or business associates. The purchase or sale of securities while possessing material nonpublic information or the selective disclosure of such information to others who may trade is prohibited by federal and state laws. Further, you may not engage in any hedging transactions with respect to the Company’s securities. Pledging of Company stock is also prohibited for Company executive officers and Board members.
1.2.
As part of your responsibilities and duties, you may also have access to material nonpublic information about other companies such as our customers, suppliers and business partners. The same prohibitions apply to trading in another company’s securities and disclosing the existence or content of that information relative to such company to others.
1.3.
This policy applies to the Board of Directors (“Director” or “Directors”) and all employees of the Company and its subsidiaries.
2.
Material Nonpublic Information
2.1.
What is “material” information?
2.1.1.
“Material” information is any information that an investor might consider important in deciding to buy, hold or sell securities; in short, it is any information that if disclosed could be expected to affect the price of the stock, positively or negatively. Examples of information that will frequently be regarded as material are:
2.1.1.1.
significant changes in the Company’s prospects,
2.1.1.2.
dividend rates and changes in dividend rates,
2.1.1.3.
earnings results,
2.1.1.4.
significant write-down in assets,
2.1.1.5.
significant changes in earnings expectations,
2.1.1.6.
defaults in, or noncompliance with, debt covenants,

2.1.1.7.
impending bankruptcy or liquidity problems,
2.1.1.8.
proposals, plans or agreements, even if preliminary in nature, involving significant acquisitions, mergers, dispositions or tender offer, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets,
2.1.1.9.
public offerings,
2.1.1.10.
major new products,
2.1.1.11.
major personnel changes, including executive management,
2.1.1.12.
significant cybersecurity risks or incidents,
2.1.1.13.
significant litigation or government investigations, or
2.1.1.14.
the gain or loss of a substantial customer or supplier.
2.2.
What is “nonpublic” information?
2.2.1.
“Nonpublic” information is any information that has not been formally disclosed to the general public or broadly disseminated to the investing public by the Company itself or through the news media or other sources available to the general public. To show that “material” information is public, it is generally necessary to point to some fact verifying that the information has become generally available, such as disclosure by filing of a Form 10-Q, Form 10-K, Form 8‑K or other report with the Securities and Exchange Commission (“SEC”), or disclosure by release to a national business and financial wire service (such as BusinessWire, Reuters or Bloomberg), a national news service, or a national newspaper (such as The Wall Street Journal). The circulation of rumors, Internet chat or “talk on the street,” even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure, nor does the mere posting of the information on an Internet web site (other than the SEC’s).
2.2.2.
Material information improperly disclosed only to institutional investors or to a favored analyst or a group of analysts retains its status as “nonpublic” information and constitutes a violation of the SEC’s prohibition against selective disclosure. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “nonpublic.” Not only must the information have been publicly disclosed, but there must also have been adequate time for the market to digest the information. A good rule of thumb is that information is considered nonpublic until the second business day after public disclosure, although timing may vary depending on the circumstances.
3.
Hedging and Pledging
3.1.
Hedging transactions may permit an employee or Director of the Company to continue to own the securities of the Company, but without the full risks and rewards of ownership. When that occurs, the Director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, executive officers and Directors are prohibited from entering into hedging transactions with respect to Company securities, including, without limitation, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities.
3.2.
Pledging of Company stock may occur through shares held in a margin account or used as collateral for a loan. These shares may be sold for failure to meet a margin call or default on a loan. Because a margin sale or default sale may occur at a time when an employee or Director is aware of material, nonpublic information or otherwise is not permitted under this Policy, executive officers and Directors are prohibited from holding Company stock in a margin account or pledging Company stock as collateral for a loan.
4.
Unauthorized Disclosure of Information
4.1.
The Company is required by law not to selectively disclose material nonpublic information and has established procedures for releasing material nonpublic information in a manner that is designed to achieve broad public dissemination of the information upon its release. Therefore, you should not discuss the existence or content of material, nonpublic information about the Company or its affiliates or subsidiaries with anyone, including fellow employees, family, social acquaintances and other business associates. Further you should not share information, whether or not material, about the Company, its employees, customers, or vendors with others outside of the Company if they have no need to know that information.
4.2.
Similarly, you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (e.g., car services, airplanes, restaurants, restrooms, elevators, etc.). Like conversations in public or quasi-public areas, e-mail, internal or external, is not a confidential media for communication. You also should not discuss the Company or its business in an internet “chat room” or similar internet-based forum, including through social media.
4.3.
Inquiries about the Company and its affiliates and subsidiaries from the press, investment analysts or others in the financial community, including shareholders, should be directed to authorized individuals. If you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Managing Director, Investor Relations, if they are related to the Company’s securities and to the Director, Public Affairs for all other inquiries.
4.4.
If material nonpublic information is inadvertently disclosed, no matter what the circumstances, by any Company Director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the Corporate Secretary of the Company. Under the Securities and Exchange Act (“SEA”) of 1934, the Company must promptly make public disclosure of any material nonpublic information that was inadvertently disclosed, which has been interpreted by Regulation Fair Disclosure or “FD” to mean no later than 24 hours after discovery of the inadvertent disclosure.
5.
Pre-Clear All Trades
5.1.
To assist you in preventing inadvertent violations and to attempt to avoid the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), all employees reporting directly to a managing director or above and other employees who may have access to material nonpublic information should pre-clear any transaction involving Company securities by completing, signing and submitting to the Corporate Secretary the Spire Securities Preclearance Request Form, which is attached to this Policy. Pre-approval does not constitute legal advice and does not in any way relieve you from your obligations under the securities laws.
5.2.
Directors and those officers who are subject to Section 16 of the SEA, together with their family members living in the same household or financially dependent upon such officers, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as movement of funds into or out of the Company Stock Fund of the 401(k) plans, an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first pre-clearing the transaction by completing, signing and submitting to the Corporate Secretary the Spire Securities Preclearance Request Form,

which is attached to this Policy. Further, because of the accelerated reporting requirements, Directors and those officers subject to Section 16 need to maintain current broker contact information with the Corporate Secretary. This requirement does not apply to periodic or regular purchases through the Company Stock Fund in any of the 401(k) plans or the acquisition of shares solely through the dividend reinvestment feature of the Dividend Reinvestment and Direct Stock Purchase Plan.
5.3.
The pre-clearance requirements above and the blackout periods described below do not apply to trades that are executed pursuant to a Rule 10b5-1 trading plan that is pre-cleared with the Corporate Secretary. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. You are advised to seek personal counsel if you choose to adopt a Rule 10b5-1 trading plan. These plans may only be adopted during a non-blackout period when not in possession of any material nonpublic information, and the plans must be approved in advance by the Corporate Secretary. Once a plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. See the Guidelines for Rule 10b5-1 Plans. NOTE: Those subject to Section 16 remain subject to Section 16 liability and reporting obligations as well as Rule 144 compliance and filing requirements.
6.
Timing
6.1.
The New York Stock Exchange (“NYSE”) offers various guidelines for those contemplating securities transactions, but there is no simple, uniform rule that applies. The NYSE’s suggestions are guided by a sense of fairness to all segments of the investing public, and each case must be judged on its own merits. Set forth below are some general guidelines that we utilize internally for determining when trades may occur:
6.1.1.
Under most circumstances, trading should be possible during a period that begins on the third business day after the Company releases its quarterly or annual earnings and closes at the close of business on the 15th of the last month of the quarter. For example, if the earnings release for the fiscal year end is issued before the market opens on a Friday in October, the window will open the following Tuesday and remain open until the 15th of December.
6.1.2.
Directors and officers will not be able to trade other than during the window described above. Even during these days of the year, there may still be times when transactions may not be appropriate. For example, if the trading window opens on August 1 but the Company has a draft settlement of a rate case that all parties have agreed to, but it has not yet been made public, trading will not be allowed until that material information becomes public.
6.1.2.1.
Generally, Directors and executive officers may not purchase, sell or otherwise acquire or transfer any Company equity security during a pension plan blackout period that temporarily prevents plan participants or beneficiaries from engaging in transactions involving the Company’s common stock through their plan accounts. The Company must notify the Directors and executive officers, as well as the SEC, in advance of a blackout period.

Remember, you may not buy or sell Company securities even during any of the above window periods if you are in possession of material nonpublic information.

7.
Consequences of Violations
7.1.
The NYSE maintains a sophisticated continuous market surveillance program that identifies and investigates suspected abuses.
7.2.
If your securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight. Individuals who trade on the basis of material nonpublic information or “tip” material nonpublic information to others (that is, disclose the information to others who use the information for trading activities) face, in addition to other civil and criminal actions the SEC or the United States Attorney may bring, sanctions of: (i) a civil penalty of up to three times the profit gained or loss avoided; and (ii) a criminal fine (no matter how small the profit) of up to $5.0 million, a jail term of up to twenty years, or both. Any of these consequences – even an SEC investigation that does not result in prosecution – can tarnish your reputation and irreparably damage your career. Regardless of whether the government seeks to impose a penalty for a particular act, Company expressly reserves the right to impose any disciplinary measure or other action that it deems appropriate. This discipline may be imposed not only for unlawful conduct, but also for breaches of this policy or conduct the Company regards as unethical, inappropriate, or simply not meeting its standards of propriety. Unless the Company has informed you that information is material and non- public, it is your responsibility to determine whether you are in possession of material nonpublic information.
8.
Other Trading Restrictions and Required Forms Applicable Only to Spire Inc.’s Section 16 Officers and Directors

8.1 In addition to the policy requirements and trading windows applicable to all employees, the Company’s Section 16 Officers and Directors are subject to additional restrictions set forth in this Section. These additional restrictions are designed to ensure compliance with provisions of securities laws specifically applicable to Section 16 Officers and Directors.

8.1.1 You must pre-clear your transaction by contacting the Corporate Secretary.

8.2 Frequency of a Purchase and Sale or Sale and Purchase. You should not make both a purchase and sale or sale and purchase of the Company’s Securities within a six-month period. Although it is not unlawful to engage in a purchase and sale or sale and purchase within a six-month period, if you do so, the federal securities laws require that you forfeit any profits from the transaction(s) to the Company. A purchase and sale due to a diversification election or transfer in to or out of the Company Stock fund under the Company’s 401(k) plan could be matched against each other if they occur within a six-month period. Certain other transactions in the Company’s Securities could be exempt from being matched against other transactions in Company’s Securities occurring within a six-month period.

8.3. Required Forms. You must file a Form 3 with the SEC within 10 days after becoming a Section 16 Executive Officer or Director. You must report on Form 3 information about all classes of Company Securities beneficially owned by you at the time you become a Section 16 Executive Officer or Director. In addition, when you acquire or dispose of Company

Securities, you must file one or more forms with the SEC (and if the security is listed on the NYSE, such form must also be filed with the NYSE).

8.3.1. Seller’s Forms. If you are selling Company Securities or engaging in other transactions considered under SEC rules to be like a sale, you must file a form with the SEC both before and after you trade. Before you sell (or on the day of your sale), you must file a Form 144 if you sell more than 5,000 shares or $50,000 worth of Company Securities within any three-month period. After you sell, you must file a Form 4 to report the sale and your remaining holdings of Company Securities of the same class within two business days. If you gift stock, you must also file a Form 4 on the same two-business day timetable.

8.3.2. If you buy any Company Securities, only a Form 4 is required, but again the same two-business day deadline applies.

8.3.3. You may be required to file a Form 5, which is a year-end report that is due to the SEC within 45 days after the close of our fiscal year end. Despite the fact Form 5 reporting is acceptable for certain limited transactions, our policy is to report every transaction as soon as possible on a Form 4.

8.3.4. The Company must disclose in its proxy statement those Section 16 Officers or Directors who fail to file all required Form 3s, Form 4s and Form 5s in a timely manner. This is embarrassing for you and for the Company and can easily be avoided by careful attention to the reporting requirements.

8.3.5. Who is Covered by These Rules. These rules apply to you, any person living in your household or financially dependent upon you, and any entity or securities account controlled by you. These rules may also apply to other entities in which you have an ownership interest, including partnerships.

8.4. Beneficial Ownership. The restrictions and reporting obligations with respect to Forms 3, 4 and 5 discussed in this Section apply to Company Securities you beneficially own. For purposes of these restrictions and reporting obligations, you are deemed to beneficially own Company Securities if and to the extent you have an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Company Securities.

9.
Company Assistance
9.1.
Any person who has any questions about specific transactions may obtain additional guidance from the Corporate Secretary. Subject to your review and approval, the Corporate Secretary will prepare requisite Forms 3, 4 and 5 on your behalf as needed to comply with Section 16 reporting obligations; however, that the ultimate responsibility for adhering to the policy and avoiding improper transactions is your personal obligation.
9.2.
On an annual basis you will be asked to confirm your understanding of this policy.

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the SEA provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enroll in a Rule 10b5-1 trading plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan” or “Plan”). If the Plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person enrolling in the Plan is not aware of material nonpublic information. Once the Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The Plan must either specify the amount, pricing and time of transactions in advance or delegate discretion on these matters to an independent third party.

Note: These Plans are individual plans, not Company plans. You should work with your personal counsel in implementing such a Plan.

As specified in the Company’s Policy Regarding Purchases and Sales of Securities and Prevention of Selective Disclosure, a Rule 10b5-1 Plan must be approved in writing by the Corporate Secretary and meet the requirements of these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to entry into the Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

•
Directors, officers and other designated Insiders may enter a Plan.
•
You may not enter, modify or terminate a Plan during a blackout period and while in possession of material nonpublic information.
•
Directors, officers and other Insiders must certify in writing that they are not aware of material nonpublic information and are establishing the Plan in good faith.
•
All Rule 10b5-1 Plans must have a duration of a minimum of 6 months.
•
Individuals are restricted to one “single-trade” Plan every twelve months – no overlapping. If a Rule 10b5-1 Plan is terminated, a cooling-off period of at least 30 days must occur before trading outside of the Rule 10b5-1 Plan.
•
If a Plan is terminated, you must wait until the next window opens for trading before a new Rule 10b5-1 Plan may be adopted.
•
Directors and officers must wait ninety (90) days before the first trade (or until two business days following the next Form 10-Q or 10-K filing, whichever is later.
•
Non-officer employees may not commence scheduled trades under a Plan until at least 30 days following the date of establishment of the Plan. Any modification of a Plan will require a cooling-off period of at least 30 days from the date of modification.
•
You may not enter any transaction in Company securities covered by a Rule 10b5-1 Plan while the Plan is in effect.

Each Director, Officer and other Section 16 insider must understand that the adoption of a Plan in no way reduces or eliminates such person’s obligations under Section 16 of the SEA, including such person’s disclosure and short-swing trading liabilities thereunder, or under Rule 144 of the Securities Act of 1933. Any questions regarding implementing a Rule 10b5-1 Plan should be referred to your personal counsel.

Signature Page

Acknowledge of Spire Inc. Purchases and Sales of Securities

and Prevention of Selective Disclosure

(As Amended July 31, 2025)

I have read the Company’s Policy regarding Purchases and Sales of Securities and Prevention of Selective Disclosure, and I will comply with the policy.

____________________________ Signature

Print Name

Position

Date

SPIRE INC.

PRECLEARANCE REQUEST FORM

PURCHASES AND SALES OF SECURITIES AND PREVENTION OF SELECTIVE DISCLOSURE POLICY

To: Corporate Secretary, Spire Inc.

From: ________________________

Re: Request for preclearance for transaction - Spire Inc. stock

I am requesting preclearance to execute a transaction for up to ________________shares of Spire Inc. (“the Company”) securities on or about __________________ [date] as required by the Company’s Policy Regarding Purchases and Sales of Securities and Prevention of Selective Disclosure (the “Policy”).

The general nature of the transaction is as follows:

 Purchase of shares of Company stock in the open market

 Sale of shares of Company stock in the open market

 Any deferred compensation or savings plan (401(k) or deferred income plan) (collectively referred to as “Fund”)

 Enroll in Fund  Move amount into Fund  Move amount out of Fund

 Dividend Reinvestment and Stock Purchase Plan

 Enroll  Make investment change  Discontinue participation

 Transfer (by sale, gift or otherwise) shares of Company stock to an entity or another person (includes family members)

 Other [explain]

I hereby certify that:

 I have read the Policy and that the above proposed transaction will not violate the Policy,

 I am not in possession of material nonpublic information about the Company,

 I will not enter the transaction if I come into possession of material nonpublic information about the Company between the date hereof and the proposed execution date,

 I understand that preclearance is good for one week,


I will advise the Company promptly if, because of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect.

To the extent the Company’s Stock Ownership Guidelines are applicable to me, the contemplated transaction will not cause me to become out of compliance with those requirements.

For Section 16 Officers Only:

 Neither I nor any member of my family sharing my household have engaged in any opposite way transactions in the preceding six months.


I understand that if I am designated as a Section 16 insider it is my responsibility to report to the Corporate Secretary promptly all completed transactions within one business day after the transaction to allow time for the filing of a Form 4 within two business days of the transaction.

Signed: (signature not required if sent via email)

Approval:

Your request for preclearance has been approved effective _____________, ____.

____________________________________ (signature not required if sent via email)

Authorized signatory